Exhibit 99.2

                                  Press Release

     Following the successful completion of the acquisition of Atlanta-based VoiceLink, Inc., Multi-Link Telecommunications, Inc., today announced that it had named Mr. L. Van Page to the key position of Chief Technology Officer.

     "We have been working closely with Van Page and his team at VoiceLink since we conceived our business plan in 1995," said Nigel Alexander, Chief Executive Officer. "Today is a very special day as we welcome Van Page to our management team."

     "We are delighted to be combining our business with Multi-Link, said Van Page, President of VoiceLink. "We believe Multi-Link has a unique vision within the messaging services industry and I look forward to playing a significant role in building a world class telecommunications service provider."

     The acquisition of Multi-Link is the fifth acquisition completed by Multi-Link since it completed its initial public offering in May 1999. Multi-Link now offers messaging service on the powerful Glenayre MVP platform in Denver, Chicago, Detroit, Indianapolis, Atlanta and Raleigh-Durham.

About Multi-Link Telecommunications, Inc.

     Our goal is to become a significant force within the U.S. Unified Messaging service industry, which is predicted by industry analysts to be an important market over the next few years. At present we provide advanced voice messaging services to businesses and homes. We plan to achieve this market position by acquiring voice messaging subscribers through a national industry consolidation plan, and then to transition our customers to Unified Messaging services as market demand for this service increases. By continuing with our strictly defined acquisition plan, we believe we will be able to continue our profitable growth and that we will be well positioned to participate in the rapidly developing Unified Messaging market in the future.

Safe Harbor Provisions

     This release should be read in conjunction with reports filed by the Company pursuant to the Securities Exchange Act of 1934, as amended. This release contains forward-looking statements that involve risks and uncertainties. Actual results could differ materially from those anticipated in these forward-looking statements as a result of any number of factors, including, but not limited to, intensity of competition, customer attrition, disruption of local telephone services, technological obsolescence, cost of technology, the availability of third-party billing solutions, the availability of financing, the effects regional economic and market conditions and increases in marketing and sales costs.